EXHIBIT 10.7.8

Agreement to Offset

&

Amendment #8 to Carrier Service Agreement

September 14, 2004

This Agreement to provide the right to offset certain amounts is entered into by and among Global Crossing Bandwidth, Inc. (“Global Crossing Bandwidth”), Global Cross Telecommunications (“Global Cross Telecommunications”) and Eschelon Telecom Inc. (“Eschelon”), their respective affiliates, successors or assigns (collectively, the “Eschelon Affiliates”), Global Crossing Affiliates and Eschelon Affiliates shall sometimes be referred to collectively as the “Parties” and individual as a “Party”.  The Parties acknowledge:

WHEREAS, this is Amendment #8 to the Carrier Service Agreement between Global Crossing Bandwidth and Eschelon, on behalf of itself and respective affiliates that my provide or obtain a portion of the Services thereunder dated August 25, 2000, as amended (the “Wholesale Service Agreement”); and

WHEREAS, Global Crossing Telecommunications purchases certain Services from Eschelon under an agreement and/or pursuant to tariff (the “Master Service Agreement”).

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                       The Parties hereto agree that any current or future arrangement for the provision and purchase of telecommunications or enhanced services by and between one or more of the Global Crossing Affiliates and one or more of the Eschelon affiliates, regardless of whether in accordance with a contract or tariff (collectively, the “Service agreements”), unless specifically excluded herein, shall be subject to the offset arrangement more fully described below, notwithstanding any terms to the contrary therein, and the Parties further agree expressly to modify any contrary terms to permit such offset.  In no event shall this Agreement to Offset apply to services rendered prior to January 26, 2002.

2.                                       The Parties agree to provide the right to offset amounts owed to each other only: (1) for Services rendered under the Service Agreements; (ii) for any undisputed amounts (whether billed or unbilled as of this date of the offset) that, after the  expiration of any applicable notice and cure period, are more than forth-eight (48) hours past due under the then-current payment terms; and (iii) to the extent that such undisputed past due amounts are recovered, after which the payment terms shall revert to the terms in effect just prior to the offset (“Offset Arrangement”).

3.                                       Global Crossing Affiliates and Eschelon Affiliates agree to reconcile the monthly invoices between them to determine the amount owed which Party under the respective Service Agreements giving rise to the Offset Arrangement.  The balance, if any,. due to a Party after such Offset Arrangement will be paid under the terms of the respective Service Agreement or other mutually agreed upon terms.

4.                                       In the event that, upon the termination of the Service Agreements, there is any excess amount paid by Global Crossing Telecommunications for Services provided by Eschelon Affiliates, said amount shall be promptly returned to global Crossing Telecommunications.  In the event there is any deficiency in the amount paid to Eschelon Affiliates, Global Crossing Telecommunications shall promptly pay said deficiency.

5.                                       In the event that, upon this termination of the Services Agreements, there is any excess amount paid by Eschelon Affiliates for Services provided by Global Crossing Bandwidth, said amount shall be promptly returned to Eschelon Affiliates.  In the event there is any deficiency in the amount paid to Global Crossing Bandwidth, Eschelon Affiliates shall promptly pay said deficiency to Global Crossing Bandwidth.

6.                                       Any Party hereto may terminate this right to offset upon ninety (90) days written notice to the other Parties.

7.                                       Nothing in this Agreement shall be, or is deemed to be, a waiver of any claims or causes of action of one Party against another.

8.                                       The balance of the respective Service Agreements and any executed amendments or addendums thereto not modified by this Amendment shall remain in full force and effect.

9.                                       This Amendment may be executed in several counterparts, each of which shall constitute an original, but all of which shall constitute one and the same instrument.

10.                                 Each Party hereto represents and warrants that it is duly authorized to execute this Offset Agreement and Amendment on behalf of itself and the affiliates that are party to all respective Service Agreements and agrees to indemnify, hold harmless, and defend the other Parties hereto, their affiliates, and their respective officers, directors, shareholders, employees, agents, successors and assigns from and against any and all damages, losses, debts, claims, liabilities, demands, charges, suits, penalties, costs and expenses, whether accrued, absolute, contingent or otherwise, known or unknown, including but not limited to court costs and reasonable attorney’s fees, which any of the foregoing may incur, or to which any of the foregoing may be subjected, arising out of or otherwise based upon any charges, demands, actions or lawsuits relating to the validity or enforceability of such representatives and warrants.

11.                                 This Amendment is effective as of the last date signed by the Parties below.

Global Crossing Bandwidth, Inc.		Eschelon Telecom, Inc.

By:	/s/ Greg Spraetz	By:	/s/ Richard A. Smith
	Greg Spraetz, SRVP	Print Name: Richard A. Smith
	North American Carrier Services	Print Title: President and CEO

Date:	9-22-04	Date: 9/14/04

Global Crossing Telecommunications, Inc.		Eschelon Telecom, Inc.

By:	/s/ Tammy R. Felber	By:	/s/ Richard A. Smith
	Printed Name: Tammy R. Felber	Print Name:
	Printed Title: Director, Carrier Relations	Print Title:

Date:	09-28-04	Date:_________________________